Exhibit 10.2

*** Certain identified information has been excluded (denoted by the symbol “[****]”) from the exhibit because such information is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ASSET PURCHASE AGREEMENT

by and between

TITAN PHARMACEUTICALS, INC.

and

FEDSON, INC.

July 26, 2023

EXHIBITS

Exhibit A -	Bill of Sale and Assignment and Assumption Agreement

Exhibit B -	IP Assignment Agreement

Exhibit C -	Escrow Agreement

Exhibit D -	“Form of Third Party Consent to Assignment”

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 26, 2023 (the “Execution Date”), by and between FEDSON, Inc., a Delaware corporation (“Buyer” or “Fedson”), and Titan Pharmaceuticals, Inc., a Delaware corporation (“Seller” or “Titan”). Seller and Buyer are sometimes each hereinafter referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Products (as defined below), as well as all other assets of Seller related to the Products used or usable in Seller’s business in connection with the Products, other than the Excluded Assets (as defined below), pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. Whenever used in this Agreement with an initial capital letter, the terms defined in this ARTICLE 1 shall have the meanings specified.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Assets Permits” has the meaning set forth in Section 4.13(a).

“Acquired Assets Regulatory Filings” has the meaning set forth in Section 4.13(a).

“Acquired Contracts” has the meaning set forth in Section 2.1(c).

“Acquired Governmental Authorizations” has the meaning set forth in Section 2.1(d)

“Acquired Intellectual Property” has the meaning set forth in Section 2.1(e).

“Acquired IP Contracts” has the meaning set forth in Section 2.1(c).

“Adjusted Gross Margin” has the meaning set forth in Section 3.1(c)(i).

“Affiliate” means with respect to a Party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities. For purposes of the representations, warranties and covenants of Seller under this Agreement, any reference to Seller shall be deemed to state “Seller and its Affiliates”, unless expressly stated otherwise.

“Agreement” has the meaning set forth in the preamble.

“Anti-Bribery Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, and (ii) any Law, rule, regulation, or other legally binding measure of any jurisdiction including the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or that otherwise relates to bribery or corruption.

“Anti-Trust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any approvals or filings required under, and compliance with other applicable requirements of any non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Basket” has the meaning set forth in Section 7.8.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(i).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are required to be closed or are actually closed with legal authorization.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Organizational Documents” has the meaning set forth in Section 5.1.

“Calendar Year” means a period of time commencing on January 1 and ending on the following December 31.

“Claim Notice” means written notification which contains (a) a description of the Damages (defined below) incurred or reasonably expected to be incurred by the Indemnified Party (defined below) and the claimed amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under ARTICLE VII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Closing” has the meaning set forth in Section 2.6.

“Closing Consideration” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 2.6.

“CMC” means chemistry, manufacturing and controls, as such terms are used in connection with an IND (defined below) or new drug application to describe the composition, manufacture, control and specification of the applicable drug substance and drug product pursuant to, respectively, Title 21 C.F.R. Part 312(a)(7) or Part 314.50(d)(1).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of the Product, including activities related to marketing, promoting, Manufacturing (defined below), selling, distributing, importing and exporting the Product, launch preparation activities and interacting with Regulatory Authorities (defined below) regarding any of the foregoing, but excluding for clarity interactions with Regulatory Authorities regarding clinical trials, obtaining Regulatory Approvals, and other Development (defined below) activities (including for clarity Manufacturing activities related to Development).

“Commercialize” and “Commercializing” shall have their correlative meanings.

“Commercially Reasonable Efforts” means exerting such efforts and employing such resources on a consistent basis as would normally be exerted or employed by a biopharmaceutical entity with expertise in developing similar products for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of Third Parties (defined below), the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions, and as if Buyer is not developing a product competitive to the Product.

“Companion Diagnostic” means a product designed for use in a diagnostic biomarker assay tailored or optimized for use with the Product, for predicting or monitoring the suitability of the Product for prophylactic or therapeutic use in human patients or defined subpopulations thereof. A Companion Diagnostic shall be intended for use (a) as a means to select or monitor the patient population for the conduct of clinical studies of a Product, (b) to predict predisposition to treatment in clinical use with a Product, or (c) to predict or monitor potential safety considerations in clinical use with a Product. Use of a Companion Diagnostic to guide use of a Product will be contingent on appropriate Regulatory Approvals for such uses as deemed necessary by the FDA, Health Canada (defined below) or other similar Regulatory Authority with appropriate jurisdiction.

“Confidential Material” means all data and information (whether written or oral) that is confidential, proprietary or is not otherwise generally available to the public regarding the Acquired Assets or the Assumed Liabilities, including, but not limited to, the existence of this Agreement. Notwithstanding the foregoing, the restrictions set forth in Section 6.2 shall not apply to data or information: (a) that is or becomes generally available to the public, other than as a result of disclosure by Seller, its Affiliates or their respective Representatives (defined below), or (b) becomes available to Seller its Affiliates or their respective Representatives from a Person other than a member of Buyer or its respective Representatives on a non-confidential basis, provided, however, that such Person was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer or such Representatives with respect to such materials.

“Consent” has the meaning set forth in Section 3.3(a).

“Contracts” means all legally binding contracts, leases, licenses and other agreements (including any amendments and other modifications thereto, subcontract, instrument, indenture, purchase order, note or bond) to which Seller is a party that are in effect on the Execution Date, whether written or oral.

“D. Leslie Defendant(s)” means Seller, Sunil Bhonsle, Dane Hallberg and any other Person who is or may be found liable as a result of the D. Leslie Legal Matter.

“D. Leslie Legal Matter” means that certain dispute between Dominic Leslie and the D. Leslie Defendants, as described on Schedule 6.1(b).

“Damages” has the meaning set forth in Section 7.2.

“Development” any and all activities conducted by Buyer or its Affiliates that are necessary for seeking, obtaining, or maintaining Regulatory Approvals for the Product, which include preclinical studies and non-clinical studies, clinical studies, quality of life assessments, Companion Diagnostic development that is required by a Regulatory Authority or are reasonably necessary for development, pharmacoeconomics, regulatory affairs, manufacturing process development, formulation development and all activities performed in support of the CMC section of an IND or NDA (defined below) or other new drug application and other Regulatory Documentation (defined below).

“Develop”, “Developed” and “Developing” shall have their correlative meanings.

“Dispute” means the dispute resulting if the Indemnifying Party (defined below) disputes its liability for all or part of the claimed amount of Damages.

“EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions for the European Union.

“Encumbrance(s)” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 3.1(a)(i).

“Escrow Amount” has the meaning set forth in Section 3.1(a)(i)

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Excluded Licenses” has the meaning set forth in Section 2.1(a).

“Execution Date” has the meaning set forth in the first sentence of the preamble to this Agreement.

“Expiration Date” has the meaning set forth in Section 7.1.

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

“FDCA” has the meaning set forth in Section 4.13(a).

“Fedson Regulatory Transfer Documents” means the letter to the FDA (defined below) and accompanying FDA form, as applicable (FDA-1571 or FDA-356h), as well as any other documentation that may be required, accepting from Titan the transfer of rights to the applicable Regulatory Approvals issued by the FDA and Transferred Clinical Trial Authorizations and to applications therefor and analogous transfer letters, transfer applications or similar documents for the United States, Canada any other applicable jurisdictions.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles.

“Granted Licenses” has the meaning set forth in Section 2.3(a).

“Governmental Authorization” means any approval, consent, license, Permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Health Canada” means the Health Product and Food Branch (HPFB) of Health Canada.

“HIV Implant” means the subdermal formulation of a therapeutic for the treatment or prevention of human immunodeficiency virus (HIV) using the ProNeura™ technology and any variations or derivatives thereof now known and hereafter devised.

“Improvement” has the meaning set forth in Section 2.3(d).

“IND” means an Investigational New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA.

“Indebtedness” means, with respect to any Person at any particular time: (a) obligations for borrowed money, in respect of loans or advances, or pursuant to credit cards; (b) obligations evidenced by any note, debenture, or other similar instrument or debt security; (c) obligations of any other Person guaranteed in any manner by such Person; (d) obligations under swaps, hedges, interest rate protection agreements or similar instruments; (e) obligations in respect of letters of credit and bankers’ acceptances, or performance or other bonds, issued for the account of such Person; (f) obligations arising from cash/book overdrafts (less any deposits in transit); (g) obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof or insurance premium financing, in each case, whether contingent or otherwise, as obligor or otherwise; (h) obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (i) obligations, contingent or otherwise, arising from deferred compensation arrangements; (j) obligations arising from the redemption of equity or other securities; (k) obligations under any leases relating to personal property; (l) obligations secured by an Encumbrance on any of such Person’s assets; (m) all non-current Liabilities (defined below); and (n) all accrued interest, prepayment premiums, penalties, expenses or other amounts due related to any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all (a) Patent Rights; (b) registered and unregistered marks, trade names, trade dress rights, logos, taglines, slogans, internet domain names, web addresses, and other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof; (c) all works of authorship and any and all other registered and unregistered copyrights and copyrightable works, and all applications, registrations, extensions, and renewals thereof; (d) Know-How (defined below); (e) all rights in the foregoing and in other similar intangible assets; and (f) all applications and registrations for the foregoing.

“Inventories” has the meaning set forth in Section 2.1(b).

“IP Assignment Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Know-How” means, collectively, all inventions, discoveries, improvements, trade secrets and proprietary methods or materials, whether or not patentable, including sequences, data, technical information, designs, models, plans, designs, formulations, assays, processes, procedures, methods, techniques, know-how, reports and results (including negative results).

“Knowledge” of Seller means the actual or constructive knowledge of any director or officer of Seller (and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable investigation of the matter in question). For purposes of this Agreement, reasonable investigation of a matter shall be deemed satisfied after such individual reviews Seller’s books and records, including their individual files, and makes reasonable inquiry of appropriate employees, independent contractors and Representatives of Seller.

“Law” means any applicable domestic or foreign (including federal, state, territorial, commonwealth, province, county, municipal, district, or local law and whether statutory, common or otherwise), law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested.

“Licensee” means any Third Party (defined below) to whom Buyer or its Affiliates has granted a license for the Product.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Manufacture” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, serialization, labeling, shipping, and holding of any product, or any component or intermediate thereof, including process development, process qualification and validation, scale-up, qualification, validation, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Manufacturing” shall have a correlative meaning.

“Material Adverse Effect” means any change, effect, event, occurrence, matter, state of facts or development that is or might reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the assets, properties, business, condition (financial or otherwise), prospects or results of operations of Seller, (b) the ability of Seller to consummate the Transaction (defined below), or (c) the ability of Buyer to utilize the Acquired Assets after Closing.

“Molteni Assets” has the meaning set forth in Section 2.1(a).

“Milestone Payment” has the meaning set forth in Section 3.1(b)

“Nalmefene Implant” means the subdermal formulation of nalmefene using the ProNeura technology and any variations or derivatives thereof now known and hereafter devised.

“NDA” means a New Drug Application as defined in the FDCA and applicable regulations promulgated thereunder by the FDA.

“Net Sales” means, with respect to the Products during a stated time period, the amounts actually received by Buyer or its Affiliate for Product sales by or on behalf of Buyer, its Affiliates or Licensees in arm’s length transactions to Third Parties (defined below) (but not including sales relating to transactions by and between Buyer, its Affiliates or Licensees) less the following deductions from such amounts which are actually incurred, allowed, paid, accrued or specifically allocated to the extent that such amounts are deducted from gross invoiced sales amounts as reported by Buyer in its financial statements in accordance with GAAP, applied on a consistent basis:

(a) credits or allowances actually granted for a damaged Product, returns or rejections of the Products, price adjustments, and billing errors;

(b) governmental and other rebates (or equivalents thereof) to national, state/provincial, local and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances, and credits actually allowed or paid;

(d) commissions accrued or paid to Third Party (defined below) distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed or engaged by Buyer;

(e) transportation costs, including insurance, for outbound freight related to delivery of the Products;

(f) non-recoverable sales Taxes (defined below), value added Taxes, and other Taxes directly linked to the sales of the Products; and

(g) any other items actually deducted from gross invoiced sales amounts as reported by Buyer in its financial statements in accordance with Buyer, applied on a consistent basis.

Notwithstanding the foregoing, Net Sales shall not include: (i) disposals of the Products for, or use of the Products in, clinical or pre-clinical trials, given as free samples, or distributed at no charge to patients unable to purchase the Products, (ii) amounts for any Product distributed for compassionate, named patient or similar use provided at no charge, and (iii) sales at Buyer’s cost price to Affiliates or to contractors or sublicensees engaged by or partnered with Buyer to develop, promote, co-promote, market, sell or otherwise distribute a Product. However, subsequent sales of a Product by Buyer, its Affiliates, contractors, or sublicensees shall be included in the Net Sales when sold in the market for end-user use.

For Net Sales of a Product sold or supplied as a “Combination,” where “Combination” means a pharmaceutical product containing, in addition to the Product, one or more biologically active pharmaceutical(s) in addition to the active pharmaceutical(s) in the Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Product sold separately in that country and B is the total average unit selling price of the other active pharmaceutical(s), when sold separately in that country. If neither the Product nor the other active pharmaceutical(s) of the Combination are sold separately, then the parties shall negotiate in good faith the value of the other biologically active pharmaceutical(s) of the Combination that will be deducted from the Net Sales of the Combination in determining the Net Sales of the Product contained in the Combination.

“Non-Assignable Right” has the meaning set forth in Section 3.3(a).

“Non-Compete Field” has the meaning set forth in Section 6.3(a).

“Non-Specific IP” means Acquired Intellectual Property that is not specific to TP-2021 (i.e., is also used in other Acquired Assets) but which is embodied in TP-2021 or is required for the full benefit and enjoyment of TP-2021, including the TP-2021 technology, any patents, manufacturing techniques, confidential information, and trade secrets;

“Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (i) Governmental Entity, including any entity owned or controlled thereby, (ii) political party, party official or political candidate, or (iii) public international organization.

“Organizational Documents” has the meaning set forth in Section 4.1 with respect to Seller, and Section 5.1 with respect to Buyer.

“Outside Closing Date” means the date immediately after the 10th Business Day anniversary of the Closing Date.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patent Rights” means the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates, applications for inventor’s certificates, statutory invention registrations, applications for statutory invention registrations, utility models and any foreign counterparts thereof) in any country or jurisdiction, including any and all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, extensions or restorations by existing or future extension or restoration mechanisms, including patent term extension, supplementary protection certificates or the equivalent, renewals, and all letters patent on any of the foregoing, and any and all reissues, reexaminations, extensions, confirmations, registrations and patents of addition on any of the foregoing.

“Permits” means any and all federal, state, local and foreign qualifications, permits, registrations, clearances, certificates, rights, applications, submissions, variances, exemptions, filings, approvals and authorizations from Governmental Entities.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“PHSA” has the meaning set forth in Section 4.13(a).

“Product(s)” means Probuphine®, ProNeura, the Nalmefene Implant and/or the HIV Implant.

“Product Liability” means, with respect to a Product, Liability for Damages arising out of any personal injury, death, emotional harm, consequential economic damage, or property damage, including Damages resulting from the loss of use of property, in each case arising out of the use of such Product as a treatment for opioid addiction by such harmed Person(s) (whether for clinical trial use or commercial use). Product Liability does not include Damages arising from gross negligence, intentional misconduct or fraud, even if otherwise relating to the foregoing. Additionally, Product Liability does not include Damages arising from acts or omissions of Seller (including its Affiliates and Third Parties acting on its behalf) in the Development or Commercialization of Products or in breach of Applicable Law or contractual or ethical obligations to Third Parties.

“Product Records” has the meaning set forth in Section 2.1(f).

“ProNeura” or “ProNeura™”, means the technology to develop and manufacture implants for the elution of pharmaceutical products owned by Seller.

“Proposed Acquisition Transaction” has the meaning set forth in Section 6.10.

“Purchase Price” means all amounts payable to Seller pursuant to Section 3.1(a).

“R&D Federal Income Tax Credits” means any federal income tax credit actually received by Buyer under Section 41 of the Code after the Closing Date directly and solely attributable to qualifying expenses incurred by Seller in the Development of the Acquired Assets prior to the Closing Date.

“Registered Business IP” has the meaning set forth in Section 4.14(a).

“Regulatory Approval” means all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the Manufacturing, use, storage, import, export, transport, or Commercialization of the Product, as applicable, in a regulatory jurisdiction.

“Regulatory Authority” means the FDA, Health Canada, the EMA, or any regulatory body with similar regulatory authority in any other jurisdiction anywhere in the world.

“Regulatory Documentation” means any and all applications (including new drug applications, INDs, and orphan drug designations), registrations, licenses, authorizations and approvals (including all Governmental Authorizations), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, correspondence, studies and reports) prepared for submission to a Governmental Entity or research ethics committee with a view to the granting of any Governmental Authorizations, and any correspondence to or with the FDA, Health Canada, or any other Governmental Entity (including minutes and official contact reports relating to any communications therewith), and all data contained in any of the foregoing, including regulatory drug lists, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

“REMS” has the meaning set forth in Section 2.1(f).

“Representatives” means, when used with respect to Buyer or Seller, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives of Buyer or Seller, as applicable, and their respective subsidiaries.

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Royalty” has the meaning set forth in Section 3.1(c)(i).

“Safety Notice” has the meaning set forth in Section 4.13(d).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 7.3.

“Seller Organizational Documents” has the meaning set forth in Section 4.1.

“Seller Transaction Expenses” means, to the extent not paid as of immediately prior to the Closing, all customary, third party, out of pocket, necessary, actual, auditable fees, costs and expenses for which Seller has any Liability or otherwise incurred by or on behalf of Seller in connection with the preparation, negotiation, execution and performance of this Agreement or the other Transaction Documents, including all customary, third party, out of pocket, necessary, actual, fees and expenses due to all outside attorneys, accountants and financial advisors of Seller.

“Superior Proposal” shall mean a Proposed Acquisition Transaction that is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing, and similar aspects of, and conditions to, the proposal, the likelihood of obtaining necessary financing and the corporation, partnership, person or other entity or group making the proposal, and, which, if consummated, would result in a transaction materially more favorable to Seller’s stockholders from a financial point of view than the transactions contemplated hereby.

“Straddle Period” has the meaning set forth in Section 6.6.

“Tail Policy” has the meaning set forth in Section 3.7.

“Taxes” means (a) all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, unclaimed property, escheat, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of a consolidated, combined, unitary or similar group for any Tax period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by contract or otherwise.

“Technology Transfer” has the meaning set forth in Section 6.1(a).

“Terrmination Fee” means an amount equal to USD [****] ([****] United States Dollars).

“Third Party” means any Person other than Seller or Buyer or their respective Affiliates.

“Third Party Action” means any suit or proceeding by a Third Party for which indemnification is sought by an Indemnified Party under ARTICLE VII.

“Third Party IP” has the meaning set forth in Section 4.14(f).

“Titan Regulatory Transfer Documents” means the letter to the FDA and accompanying FDA form, as applicable (FDA-1571 or FDA-356h), as well as any other documentation that may be required, transferring to Fedson rights to the applicable Regulatory Approvals issued by the FDA and Transferred Clinical Trial Authorizations (defined below) and to applications therefor and analogous transfer letters, transfer applications or similar documents for the United States, Canada and any other applicable jurisdictions.

“TP-2021” means the kappa opioid agonist peptide acquired by Titan from JT Pharmaceuticals Inc., referred to as TP-2021 (formerly JT-09), for use in combination with the ProNeura technology, including, inter alia, for the treatment of moderate-to-severe chronic pruritus.

“Transaction” means the transaction contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the IP Assignment Agreement, and the Escrow Agreement in the forms of Exhibit A, Exhibit B, and Exhibit C, respectively.

“Transferred Clinical Trial Authorizations” means all INDs, clinical trial authorizations and data, permits, licenses, positive opinions and any similar approvals in effect on the Closing Date and all amendments, modifications, and successors thereto permitting Seller or an Affiliate thereof to perform clinical testing of Acquired Assets in human subjects.

“Transferred Promotional Materials” means, to the extent in the possession of or otherwise owned by Titan or any Affiliate thereof, in any written or electronic form, all final versions of “advertisements,” as set forth by FDA in 21 C.F.R. §202.1(l)(1) and “labeling,” as set forth by FDA in 21 C.F.R. §202.1(l)(2) and any foreign equivalents, including social media accounts, medical education and informational materials, sales training materials (including related quizzes and answers, if any), point of sales materials, existing customer lists, and trade show materials, if any, in each case to the extent used exclusively for the marketing, promotion, distribution and sale of the Products as of the Closing Date.

“Transferred Regulatory Materials” has the meaning set forth in Section 2.1(a).

“Transfer Taxes” has the meaning set forth in Section 6.5.

ARTICLE II
PURCHASE OF ACQUIRED ASSETS

Section 2.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement and except for the Excluded Assets, Seller agrees to sell or assign to Buyer, and Buyer agrees to buy or assume from Seller, free and clear of all Encumbrances, all of Seller’s and its Affiliates’ rights, title and interest in and to all of the Products and to all other assets of Seller directly related to the Products which are used or usable in Seller’s business in connection with the Products, including the following assets (the “Acquired Assets”):

(a) all Regulatory Approvals and the Transferred Clinical Trial Authorizations and all other applications, submissions, notifications, communications, correspondence, registrations, and other filings made to, received from or otherwise conducted with a Regulatory Authority relating to Regulatory Approvals or to the research, development, manufacture or commercialization of Products, in the United States, Canada, and any other applicable jurisdiction, including INDs and NDAs, and any reports or amendments necessary to maintain the Regulatory Approvals, but excluding: (i) the assets acquired by L. MOLTENI & C. DEI F.LLI ALITTI SOCIETÀ DI ESERCIZIO S.P.A (“Molteni”) pursuant to a Debt Settlement and Release Agreement between, inter alia, Titan and Molteni dated October 25, 2020 (respectively, the “Molteni Assets” and the “Molteni Agreement”) and (ii) any other governmental licenses, approvals or authorizations that are expressly not permitted to be transferred by Titan by the relevant Governmental Authority or as a matter of law, but only to the extent listed on Schedule 2.1(a) (the “Excluded Licenses”) (collectively, the “Transferred Regulatory Materials”).

(b) all inventories associated with the Products, wherever located, including the finished goods, drug product, drug substance, raw materials, drug substance components and intermediates, starting materials, metabolites, reference standards, stability and retain samples, radiolabeled active pharmaceutical ingredient and impurities, reagents, and other clinical trial material work in process, training kits, packaging materials, including those described on Schedule 2.1(b) (the “Inventories”);

(c) all rights, title and interest in the Contracts relating to the Acquired Assets or Acquired Intellectual Property, including all Contracts that contain any grant to Seller or its Affiliates of any right relating to or under Intellectual Property rights of any Person that is used or held for use by Seller in connection with the Acquired Assets, (the “Acquired IP Contracts”), and each other Contract including all Contracts with vendors, service providers, distributers, and suppliers, related to the Acquired Assets, including those identified on Schedule 2.1(c) (together with the Acquired IP Contracts, the “Acquired Contracts”);

(d) all Governmental Authorizations held by Seller or any of its Affiliates, all pending applications for or renewals of Governmental Authorizations, all Transferred Clinical Trial Authorizations, all Titan Regulatory Transfer Documents and any Regulatory Documentation, in each case, pertaining to any Product or other Acquired Assets, including those listed on Schedule 2.1(d) (the “Acquired Governmental Authorizations”);

(e) all Intellectual Property and rights thereto related to the Acquired Assets and/or required to have freedom to operate and enjoy the full value and benefit of the Acquired Assets that exists as of the Execution Date anywhere in the world, including: (A) all Intellectual Property claiming any aspect of, or relating to Seller’s Development, Manufacturing, and/or Commercialization activities in respect of, the Acquired Assets on or before the Execution Date, including any Know-How associated with the Acquired Assets; (B) the Non-Specific IP; (C) any rights which an employee, consultant, agent, inventor, author and/or Third Party is obligated by contract, statute or otherwise to assign to Seller; (D) all rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing; (E) present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (F) all income, royalties and any other payments now and hereafter due and/or payable to Seller or its Affiliates in respect of the foregoing (collectively, the “Acquired Intellectual Property”);

(f) all books and records in the possession of Seller or its agents related to the Acquired Intellectual Property, Acquired Assets and Products, in whatever form, whether stored in writing, electronic or otherwise, including, but not limited to, laboratory notebooks and original files of any assigned patents, working papers and files, regulatory notes, letters, electronic mail, records, consulting reports, marketing reports, manufacturing information and reports, design drawings, and clinical and non-clinical data, vendor and supplier lists and correspondence, training materials, prescriber enrollment, certification, decertification, and recertification records (including the database of enrolled prescribers required by Risk Evaluation and Mitigation Strategies of the FDA (“REMS”) for the Products), REMS compliance documentation and information relevant to REMS assessment, PV reports, data at or from any pharmacy services hub, safety databases, medical information queries and responses, customer complaints, technical reports, batch documentation (including copies of executed batch records and disposition packages) for the Products, medical affairs materials, drug safety, distribution and prescribing information, and inspection and audit histories (collectively, the “Product Records”);

(g) other than the Acquired Governmental Authorizations, all Permits, including those listed on Schedule 2.1(g);

(h) all Transferred Promotional Materials;

(i) any and all claims, suits, demands, causes of action, rights of recovery or rights of set-off of whatever kind or description of Seller or any of its subsidiaries against any Person to the extent relating to the Acquired Assets or Assumed Liabilities, to the extent assignable;

(j) all priority review vouchers issued by the FDA or similar vouchers issued by Health Canada, the EMA or other Governmental Authority and all rights to make application for and receive priority review vouchers or other similar vouchers on account of the Acquired Assets, all such vouchers being listed in Schedule 2.1(j);

(k) all of the goodwill associated with the Acquired Assets, including the Acquired Intellectual Property; and

(l) the other assets pertaining to the Products that are listed on Schedule 2.1(l).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein or in any other Transaction Documents, the following assets will be excluded from the sale of the Acquired Assets: (i) the Excluded Licenses, (ii) TP-2021, (iii) the Molteni Assets, and (iv) the assets listed on Schedule 2.2 (collectively, the “Excluded Assets”).

Section 2.3 Grant of Licenses.

(a) Effective as of the Closing, Buyer hereby grants Seller a fully paid-up and royalty-free, non-exclusive, irrevocable, worldwide, perpetual, right and license to any Non-Specific IP to the limited extent necessary to manufacture, use or sell TP-2021, and for no other purposes whatsoever (the “Granted Licenses”). The Granted Licenses are also subject to any applicable restrictions under the agreements listed on Schedule 2.3(a) (which Seller acknowledges may prohibit the grant of a license similar to the Granted Licenses in the case of conflict with those agreements), and Seller shall comply with, and ensure that its applicable sublicensees comply with, such restrictions. Seller is permitted to sublicense its rights under the Granted Licenses to third parties; provided, that (i) such sublicense is set forth in a written agreement executed by Seller and the applicable sublicensee, (ii) such agreement expressly limits the practice of the Granted Licenses to a scope no broader than that granted to Seller in the preceding sentence and contains confidentiality and invention assignment terms consistent with Seller’s obligations under this Agreement, and (iii) within thirty (30) days after entering into such agreement Seller provides notice to Buyer of such sublicense and the identity of the applicable sublicensee, including a copy of such agreement (which copy may be redacted to remove terms other than those necessary to assure compliance with this Agreement). Seller shall at all times remain responsible for the performance of its sublicensees, including acts and omissions that would constitute a breach of this Agreement if taken by Seller itself. For the avoidance of doubt, any third party acquirer or manufacturer of TP-2021 will be required to agree in writing to use the Non-Specific IP to which it has been granted rights solely within the scope of the Granted Licenses and for no other purpose and to agree to terms of confidentiality requiring non-disclosure of non-public information related to the Non-Specific IP.

(b) This Agreement confers to Seller no license or rights explicitly or by implication, estoppel, or otherwise under any existing or future intellectual property rights owned by or licensed to Buyer or any of its Affiliates other than the limited scope of the Granted Licenses expressly set forth herein, regardless of whether such intellectual property rights are dominant or subordinate to the Intellectual Property covered by such Granted Licenses or relevant to or useful for Seller’s manufacture, use or sale of TP-2021 as permitted under the Granted Licenses. Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates and sublicensees shall not practice any of the Non-Specific IP outside the scope of the Granted Licenses.

(c) No later than December 31 of each calendar year, Seller shall provide a written status report to Buyer, which report shall indicate at least (i) any sublicenses granted during such year, (ii) the general status of the manufacturing, use and sale of TP-2021 and the plans of the developer of TP-2021 to manufacture, use and sell TP-2021 for the forthcoming calendar year (including whether such activities will be conducted itself or through sublicensees), and (iii) an affirmation as to whether Seller has any intent to reject or revoke the Granted Licenses as described in Section 2.3(e) below.

(d) If any modifications, derivatives or improvements to Non-Specific IP (or any other Acquired Intellectual Property) arise, or new Non-Specific IP arises, in or as a result of activities conducted under the Granted Licenses, whether by Seller or its sublicensees (in any such case, an “Improvement”), such Improvement shall be deemed to comprise Acquired Intellectual Property and Seller shall, and hereby does (and shall cause its applicable sublicensees to) assign all rights, title and interest in such Improvement to Buyer. Such Improvement shall be deemed included within the Granted Licenses.

(e) Seller may reject and revoke any Granted License upon written notice to Buyer stating the license rejected and revoked.

(f) Upon reasonable advance notice, Seller will permit representatives of Buyer to review Seller’s (including any applicable manufacturers, distributors or other third party licensees granted rights under the Granted Licenses) materials and facilities used in the exercise of the Granted License to evaluate and confirm compliance with the terms of this Agreement. If such review reveals a non-compliance with the terms of this Agreement, Buyer will notify Seller accordingly, and Seller shall promptly remedy any such non-compliance.

(g) Seller shall not directly or indirectly oppose or assist any Third Party to oppose (and shall prohibit its sublicensees from opposing), in any opposition or court proceeding, the grant of any patent or patent application within the Non-Speficic IP (or any other Acquired Intellectual Property), or in any opposition or court proceeding, dispute or directly or indirectly assist any Third Party to dispute (or permit any sublicensee to dispute) the validity of any patent within the Non-Specific IP (or any other Acquired Intellectual Property) or any of the claims thereof, including opposing any application for amendment thereto.

Section 2.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer agrees to assume and to pay, perform and discharge (a) all executory obligations of Seller arising on or after Closing under the Acquired Contracts (other than any Liabilities under the Acquired Contracts arising from, or accruing or relating to any of the covenants, obligations, representations, warranties or other provisions of any Acquired Contract that relates to periods prior to Closing) as set forth on Schedule 2.4; (b) all obligations arising from Product Liability; and (c) any loss, third party necessary out of pocket costs, or Liability of any D. Leslie Defendant arising as a result of the D. Leslie Legal Matter (the “Assumed Liabilities”).

Section 2.5 Excluded Liabilities. The parties specifically acknowledge that Buyer is not assuming any Liability of Seller, except the Assumed Liabilities, whether related to the Acquired Assets or otherwise (the “Excluded Liabilities”), which Excluded Liabilities include: (a) other than Product Liabilities, any such Liabilities arising at any time (including after the Closing) from the ownership, use or exploitation of the Acquired Assets by Seller or its Affiliates on or prior to Closing; (b) any Liabilities associated with, or arising under, the Excluded Assets; (c) patent and other legal costs and fees relating to the Acquired Intellectual Property that have become due or accrue, arise from or relate to periods prior to Closing; (d) any Liability for Seller’s Indebtedness; (e) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or, with respect to a taxable period or portion thereof ending prior to Closing, relating to the Acquired Assets, (ii) Taxes that arise out of the consummation of the Transaction contemplated hereby, or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description, including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of transferee or successor liability or otherwise by operation of contract or Law; (f) any Liability for Seller Transaction Expenses; (g) any and all Liabilities arising under, or in connection with, those items set forth on Schedule 2.5; (h) Liabilities arising under any Contracts to which Seller or any Affiliate thereof is or was a party or otherwise bound, including in respect of the performance or non-performance thereunder that is or was required thereunder; or (i) any Liabilities arising under, or in connection with, Seller’s practice under the Granted Licenses, including the making, using or selling of the Nalmefene Implant or the HIV Implant, whether by Seller or its sublicensees.

Section 2.6 Closing. The closing of the Transaction (“Closing”) shall take place no later than the third (3rd) Business Day following the date on which all each Party’s obligations to deliver hereunder have been satisfied in accordance with Section 3.2 or, to the extent permitted under applicable Law, waived (other than those conditions that by their nature have to be satisfied at Closing, but subject to the satisfaction or, to the extent permitted under applicable Law, waiver of such conditions) at such time as may be mutually agreed upon in writing by Buyer and Seller, but which,without prejudice to those certain extension rights as set forth in Section 8.1(b)-(c), in any event shall be no later than 10 Business Days following the Execution Date (such date referred to herein as the “Closing Date”), by a conference call concluding with the electronic exchange of the Transaction Documents inclusive of facsimile or electronic signature pages. At Closing, Seller shall transfer, convey, and assign all of Seller’s right, legal and actual title and interest to the Acquired Assets, free and clear of all Encumbrances. In addition, at Closing, the Parties shall make the deliveries set forth in Section 3.2, as applicable. All actions to be taken and all documents to be executed and delivered by the Parties at Closing shall be deemed to have been taken and executed simultaneously, and no actions shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered (unless any such actions or deliveries have been validly waived or as otherwise specified herein), at which time they shall collectively be deemed effective.

ARTICLE III
PAYMENT AND DELIVERY TERMS

Section 3.1 Consideration.

(a) Lump Sum Cash Consideration. In consideration for purchase and assignment of the Acquired Assets, the assumption of the Assumed Liabilities, the grant of the Granted Licenses, and the indemnification for the D. Leslie Legal Matter, Buyer shall pay Seller an amount in cash, of USD 2,000,000 (Two Million United States Dollars), as follows:

(i) At Closing, USD 1,000,000 (One Million United States Dollars) in readily available funds shall be placed by Buyer in an escrow account (together with any interest accrued thereon, the “Escrow Amount”) in accordance with the terms of an escrow agreement by and among Seller, Buyer, and the Escrow Agent, in the form of Exhibit C (the “Escrow Agreement”).

(ii) The remaining USD 1,000,000 (One Million United States Dollars) (the “Closing Consideration”) shall be paid by Buyer to Seller at Closing, in readily available funds.

(b) Milestone Payments. A non-refundable, non-creditable milestone payment shall be made by Buyer to Seller during the first calendar year only when and if the below listed targets Net Sales of the Products are achieved in such calendar year (each payment below shall be referred to herein, without derogating from any specific definition of a particular payment, a “Milestone Payment”). Each Milestone Payment shall be paid only once, regardless of whether the applicable milestone is again achieved by the same or different Product.

Net Sales	Milestone Payment
$[****]	$[****]
$[****]	$[****]
$[****]	$[****]
$[****]	$[****]
Total Potential Milestone Payments	$[****]

(c) Royalty Payments.

(i) Royalties. Buyer shall pay a royalty (the “Royalty(ies)”) to Seller of [****]% on the Adjusted Gross Margin for sales of the Products. “Adjusted Gross Margin” means Net Sales less cost of good, sales & marketing costs, other costs directly associated with the Products (e.g., patent costs, regulatory costs, monitoring and R&D, etc.), and an overhead allocation equal to [****]% of Net Sales.

(ii) Obligation to Pay Royalties. The obligation to pay Royalties under this Section 3.1(c) is imposed only once with respect to the same unit of Product. In the case where a Product is to be resold, there shall be no obligation to pay Royalties under this Section 3.1(c) on sales of Product between Buyer and its Affiliates or between any of them and its co-marketer or Licensee, but in such instances the obligation to pay Royalties shall arise upon resale based on Net Sales of a reseller to a Third Party.

(d) Milestone and Royalty Payments. All Milestone Payments and Royalty payments due under this Agreement shall be paid in cash within one hundred (120) days of the end of the calendar year in which the applicable Miletone Payment and/or Royalty payment is earned. Each Milestone Payment and/or Royalty payment shall be accompanied by a statement of the amount of gross sales of Product, the calculation of Net Sales, the number of units of Product sold during such calendar year, and the amount of Milestone Payments and/or Royalties due. For clarity, if both Milestone Payments and Royalty payments are due with respect to the same calendar year, only one such statement is due covering both the Milestone Payments and Royalty payments.

(e) Milestone and Royalty Payments Term. Milestone Payments and Royalty payments shall be paid for the longer of (i) five years from the Closing and (ii) the expiration of the last to expire patent (including pending patent applications, and for which purpose “expiration” shall include any finding of unenforceability or invalidation), if any, transferred as an Acquired Asset by Seller to Buyer hereunder covering a Product, on a Product-by-Product and country-by-country basis. If the last patent expires as described in the preceding clause (ii) prior to the period described in the preceding clause (i), the Royalties shall continue to be paid for the period described in clause (i) but shall be reduced by [****]%.

(f) Records Retention. Buyer and its Affiliates shall keep complete and accurate records pertaining to the sale of Products and covering all transactions from which Net Sales and Adjusted Gross Margin are derived for a period of two calendar years after the year in which such sales occurred, and in sufficient detail to permit Seller to confirm the accuracy of Milestone Payments or Royalty payments due hereunder.

(g) Audit Request. At the request and expense (except as provided below) of Seller, Buyer and its Affiliates shall permit an independent, nationally recognized certified public accountant appointed by Seller and reasonably acceptable to Buyer, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales or Adjusted Gross Margin in the possession or control of Buyer and/or its Affiliates, for a period of two calendar years after such Milestone Payments or Royalties have accrued. Said accountant must agree to reasonable confidentiality terms before having access to the books and records of Buyer. Said accountant shall not disclose to Seller any information other than information relating to said reports, Milestone Payments, Royalties, and related payments made or owed by Buyer to Seller. Results of any such examination shall be made available to both Parties. If, as a result of any inspection of the books and records of Buyer or its Affiliates it is shown that Buyer’s Milestone Payment or Royalty payments under this Agreement were less than the amount which should have been paid, then Buyer shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty-five (45) days after Seller’s demand therefore. If, as a result of any inspection of the books and records of Buyer or its Affiliates it is shown that Buyer’s Milestone Payments or Royalty payments under this Agreement were in excess of the amount which should have been paid, then Buyer shall have the right to off-set the amount of such excess against any future Milestone Payments or Royalty payments made to Seller or to request that Seller return any such excess, which Seller shall do within thirty (30) days of such request. Furthermore, if the Milestone Payments or Royalty payments were less than the amount which should have been paid by an amount in excess of ten percent (10%) of the Milestone Payment or Royalty payments actually made during the period in question, Buyer shall also reimburse Seller for the reasonable, third party, auditable, out-of-pocket cost of such inspection. No accounting period may be audited by Seller more than once.

(h) Withholding Taxes. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to pay under any provision of applicable Law in connection with the purchase of the Acquired Assets. All such withheld amounts shall be treated as delivered to Seller hereunder, as the case may be.

Section 3.2 Closing Deliverables.

(a) Seller. At or prior to Closing, Seller shall have delivered to Buyer:

(i) a bill of sale for the Acquired Assets that are tangible personal property and an assignment of Acquired Assets that are intangible rights and property (including Acquired Contracts) in the form of Exhibit A, duly executed by Seller (the “Bill of Sale and Assignment and Assumption Agreement”);

(ii) assignments of the Acquired Intellectual Property rights, duly executed by Seller and/or its applicable Affiliate in the form of Exhibit B (the “IP Assignment Agreement”) and a current electronic copy of a docketing report for the Acquired Intellectual Property accurately setting forth any and all dates relevant to the prosecution or maintenance of the Acquired Intellectual Property, including information relating to deadlines, payments, upcoming fees, and filings for the Acquired Intellectual Property, and the names, business, business addresses, business email addresses, and business phone numbers of all prosecution counsel and agents;

(iii) the Escrow Agreement, duly executed by Seller;

(iv) documentation for submission to the applicable Governmental Entity by Buyer in order to transfer to Buyer each Acquired Governmental Authorization, in a form reasonably acceptable to Buyer (Seller shall be responsible for the cost of the preparation and submission of said transfer-of-marketing-authorization application) and the Titan Regulatory Transfer Documents;

(v) all Transferred Regulatory Materials;

(vi) all Transferred Promotional Materials;

(vii) all documentation associated with the Acquired Assets included in Schedules 2.1(a) through Schedule 2.1(f), which will be deemed to have been delivered to Buyer upon Seller providing Buyer with updated access codes as may be necessary for Buyer to be able to continue to access, download and print such information, including all information uploaded to any virtual data room associated with the Transaction. Seller shall: (i) keep such access available, and (ii) maintain the materials located on such site as they are at Closing for a period of three (3) calendar months, and for the avoidance of doubt, without any additions, deletions or changes thereto;

(viii) Documentation of Titan’s written notice to Molteni advising of the sale of the Acquired Assets to Buyer and documentation evidencing Molteni’s receipt thereof, without objection

(ix) Written consent from Knight Therapeutics Inc. (“Knight”) acknowledging the assignment of the rights of Seller under the Distribution and Sublicense Agreement, dated as of February 1, 2016, as amended August 2, 2018, to Buyer, including, inter alia, the rights to the royalties set forth in Section 6.1 therein;

(x) all Product Records;

(xi) a certificate dated as of the Closing Date signed by the Chief Executive Officer of Seller certifying that (i) each of the representations and warranties of Seller set forth in ARTICLE IV shall be true and correct in all material respects, and (ii) Seller shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date;

(xii) evidence of the issuance, payment and binding of the Tail Policy, in form and substance reasonably satisfactory to Buyer; and

(xiii) other instruments of transfer reasonably requested by Buyer, duly executed by Seller.

(b) Buyer. On or before Closing, Buyer shall have delivered to Seller (or as otherwise directed by Seller with respect thereto):

(i) the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;

(ii) the IP Assignment Agreement, duly executed by Buyer;

(iii) all required documentation for submission to the applicable Governmental Entity by Buyer in order for Buyer to assume all of Seller’s obligations under each Acquired Governmental Authorization and each Acquired Contract, in a form reasonably acceptable to Seller;

(iv) a complete and duly executed irrevocable waiver by D. Leslie of all claims against the D. Leslie Defendants, including, inter alia, those arising out of the D. Leslie Legal Matter, substantially in the form attached hereto under Schedule 3.2(b)(iv), which shall be delivered to Seller’s counsel in escrow on the Execution Date and shall be effective as of the Closing Date, solely to the extent the Closing occurs;

(v) the Escrow Agreement, duly executed by Buyer and the Escrow Agent;

(vi) a certificate dated the Closing Date signed by the Chief Executive Officer of Buyer certifying that (i) each of the representations and warranties of Buyer set forth in ARTICLE V shall be true and correct in all material respects and (ii) Buyer shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date; and

(vii) the Closing Consideration.

Section 3.3 Delayed Transfers; Novations; and Other Contract Arrangements.

(a) If any property or right (other than Governmental Authorizations) included in the Acquired Assets is not assignable or transferable to Buyer either by virtue of the provisions thereof or under applicable Law without the consent of one or more Third Parties (each, a “Non-Assignable Right”), and any required Third Party consent to such assignment or transfer (each, a “Consent”) has not been obtained prior on or prior to Closing, then, notwithstanding anything to the contrary in this Agreement or any Transaction Documents: (i) this Agreement and the Transaction Documents shall not constitute an assignment or transfer of such Non-Assignable Right, (ii) Seller shall use its best efforts to obtain such Consent as soon as possible after Closing (including, without limitation, with respect to those Contracts listed on Schedule 3.3, whenever applicable in substantially the form of Exhibit D, duly executed by each applicable Third Party), and (iii) Buyer shall cooperate with Seller in its efforts to obtain such Consent. Additionally, for any such Non-Assignable Rights, Seller shall (a) provide to Buyer the benefits of the applicable Contract or other Asset, including payment to Buyer of any and all residual fees, commissions or other payments received by Seller that are related to or arising under any such Contract or other Asset, (b) cooperate in any reasonable arrangement designed to provide such benefits to Buyer, and (c) enforce at the request of Buyer and for the account of Buyer, any rights of Seller arising from any such Contract or other Asset. For the avoidance of doubt, nothing in this Section 3.3(a) shall obligate Buyer to waive any rights under this Agreement or any other Transaction Documents, or to pay, perform or discharge any Excluded Liability, and to the extent the failure to obtain any Consent required for the assignment of any Acquired Contract causes a breach under such Acquired Contract, any Liability resulting from such breach shall be an Excluded Liability.

(b) If any of the Governmental Authorizations included in the Acquired Assets are not assignable or transferable without obtaining a replacement Governmental Authorization, then, notwithstanding anything to the contrary in this Agreement or any other Transaction Document, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of any such Governmental Authorization, and Seller shall cooperate with Buyer in its efforts to obtain a replacement Governmental Authorization issued in Buyer’s name.

(c) Upon the request of Buyer, Seller agrees to notify any service provider holding Inventory (including warehouses and storage service providers) of the transfer of title of such Inventory from Seller to Buyer and shall cooperate with Buyer and such service providers to effectuate such transfer of title in the business records of such service provider.

Section 3.4 Further Assurances. On and after Closing, and without further consideration, Buyer and Seller will timely take all appropriate action, and execute any documents, instruments or conveyances of any kind, that may be reasonably requested by the other party to carry out any of the provisions of this Agreement. Additionally, and without limiting the generality of the foregoing, if, after Closing, either Party identifies (a) Acquired Assets not previously transferred to Buyer, or (b) Know-How not previously transferred, licensed or otherwise made available to Buyer, which Know-How is reasonably necessary for Buyer to Develop, have Developed, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, register, have registered, package, have packaged, label, have labeled, distribute, have distributed, import, have imported or otherwise exploit or have exploited any Product, then Seller shall take appropriate action, and execute such documents, licenses, instruments or conveyances, that may be reasonably requested to transfer such Acquired Assets or transfer or otherwise make available such assets or Know-How to Buyer. The Parties acknowledge that the immediately preceding sentence is subject to the conditions set forth in Section 3.3. The Parties shall cooperate to enable Buyer to prepare and submit all appropriate and necessary documentation to transfer to Buyer all other transferred Regulatory Documentation.

Section 3.5 Fully Paid-Up License. Effective as of the Closing Date, Seller hereby grants to Buyer a non-exclusive, worldwide, irrevocable, perpetual and non-terminable, transferable, fully paid-up license or sublicense as applicable, including the right to sublicense, under all Patent Rights owned or controlled by Seller as of the Closing Date, including the rights granted by Braeburn Pharmaceuticals, Inc. (“Braeburn”) to Seller pursuant to the Termination and Support Agreement, dated May 25, 2018, entered into between Seller and Braeburn, that is necessary to Manufacture or Commercialize the Products (including the practice of the Patent Rights in such Manufacture or Comercialization).

Section 3.6 Safety Database. On the Closing Date, Seller shall transfer and deliver to Buyer or its designee the safety database relating to Acquired Assets maintained by Seller in electronic format, as well as any compilations of such data in non-electronic formats, together with information relating to the collection and reporting of all adverse events to any Governmental Authority as required by such Governmental Authority.

Section 3.7 Insurance. Title and risk of loss or damage to the Acquired Assets shall pass to Buyer on the Closing Date; provided, however, that Seller shall have purchased and bound tail insurance for a period equal to the applicable statute of limitation for any claims arising from the sale of the Products (the “Tail Policy”). Seller shall be responsible for any costs associated with the procurement, binding, and maintenance of the Tail Policy up to a cap of $[****]. Any costs exceeding the cap of $[****], including those incurred as a result of increases to premium shall be borne by Buyer (excluding any changes requested or directly caused by Seller without Buyer's prior written consent, which shall remain with Seller).The Tail Policy shall (i) include tail coverage for claims that may be made after the expiration of the Tail Policy, but which are based on occurrences that took place during the Tail Policy period, (ii) provide coverage for any claims arising from acts or omissions that occurred prior to the Closing Date, and (iii) have a coverage limit of not less than the highest coverage limit historically held in place by Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that, as of the Execution Date and as of the Closing Date, and except as set forth in the Schedules, the following representations and warranties are true and correct.

Section 4.1 Organization; Power and Authority; Binding Agreement. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party. Seller is in compliance with all provisions of its Certificate of Incorporation and by-laws, each as amended to date (the “Seller Organizational Documents”). Seller is not in default under or in violation of any provision of Seller Organizational Documents. Each Seller representative signing this Agreement and the Transaction Documents on behalf of Seller have been properly authorized and empowered to enter into this Agreement, which has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms. Each Transaction Document to which Seller is a party, when executed and delivered by Seller, will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by: (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (ii) the availability of injunctive relief and other equitable remedies.

Section 4.2 RESERVED

Section 4.3 Conflicts; Consents. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party will not: (a) contravene any material provision of Seller Organizational Documents; (b) subject to compliance with Anti-Trust Laws, violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) result in any breach of, or constitute a default under, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment, or require any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person under any Acquired Contract that is either binding upon or enforceable against Seller or any of its Affiliates; (d) require any authorization, consent, approval, filing, waiver, exemption or other action to be obtained, given or made, as applicable, by Seller; (e) result in the creation of any Encumbrance upon the Acquired Assets; or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any of its Affiliates or the Acquired Assets.

Section 4.4 Absence of Certain Changes. Except as set forth on Schedule 4.4, since January 1, 2020, (a) Seller has owned, Developed and operated the business associated with the Acquired Assets in the ordinary course of business, (b) there has not been any material damage, destruction or other casualty loss with respect to any Acquired Asset, whether or not covered by insurance, and (c) there has not been any effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5 Governmental Filings. Except as set forth on Schedule 4.5, no filing or registration with, notification to, or consent, approval, or authorization of any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by Seller, or the consummation by Seller of the Transaction.

Section 4.6 Litigation. There is no Litigation to which Seller is party which is pending or has been threatened in writing against Seller or the Acquired Assets, which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction contemplated by this Agreement or any of the Transaction Documents. There are no material judgments or Governmental Orders outstanding against Seller or any of its Affiliates that could affect the Transaction, the Acquired Assets, the Assumed Liabilities or the Acquired Intellectual Property. There is no fact, event or circumstance that may give rise to any Litigation that would be described in the preceding sentences if currently pending or threatened.

Section 4.7 Brokerage. Except as set forth on Schedule 4.7, no agent, broker investment banker, firm or other Person acting on behalf, or under the authority, of Seller or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller or any of its Affiliates in connection with any of the transactions contemplated hereby. The compensation or fees for any such broker investment banker that may exist will be solely for Seller’s account.

Section 4.8 Solvency. Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by, or the performance of any of the obligations under, this Agreement or the Transaction Documents.

Section 4.9 Title to Acquired Assets and Licensed Intellectual Property; Sufficiency. Seller is the sole, true and lawful owner of, and has good title to, the Acquired Assets free and clear of all Encumbrances. Neither Seller nor any of its Affiliates is, and has not been, bound by any policies or agreements under which the Acquired Assets have been or will be assigned to anyone other than Buyer. Seller and each of its Affiliates has the right to sell and transfer to Buyer good, clear record and title to the Acquired Assets, free and clear of all Encumbrances of any kind, and upon execution and delivery to Buyer of this Agreement, Buyer will become the sole, true and lawful owner of, and receive good and marketable title to, the Acquired Assets, free and clear of all Encumbrances. The Acquired Assets constitute all of the assets and properties owned or controlled by Seller or any of its Affiliates necessary or useful for the Development, Manufacture and Commercialization of the Products in their form as of the Execution Date. All of the inventory of Seller: (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with Seller’s past practice; (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent with Seller’s past practice; (c) is valued on the books and records of Seller at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with Seller’s past practice; and (d) is free of any material defect or deficiency. The inventory levels maintained by Seller are adequate for the conduct of the operations of Seller in the ordinary course of business and consistent with Seller’s past practice.

Section 4.10 Assumed Liabilities. Seller has satisfied, or will satisfy within the terms of the agreement with the relevant Third Party prior to Closing, any payment and other obligations under the Acquired Contracts that have become due or accrue, arise from or relate to periods prior to Closing.

Section 4.11 RESERVED.

Section 4.12 Contracts; Acquired Contracts. The Acquired Contracts identified on Schedule 2.1(b) are all of the Contracts to which Seller or any of its Affiliates is a party or by which it or any of its Affiliates are bound that pertain to the Acquired Assets, or their Manufacture, Development or Commercialization. Each Acquired Contract is valid, binding and enforceable against Seller, and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 4.12, no payments owed by Seller to the counterparty under the Acquired Contracts have been deferred until after Closing, and none of the Acquired Contracts provide for payment to the counterparty under such Acquired Contract upon the satisfaction or achievement of any contingencies, milestones, approvals, or other condition. Seller is in compliance with all terms of the Acquired Contracts. To Seller’s Knowledge, no event or condition has occurred or is alleged to have occurred that constitutes or (with notice or the passage of time or both) would constitute a material default by Seller or any of its Affiliates or a basis of force majeure or other claim of any other party thereto of excusable delay, termination, nonperformance or accelerated or increased rights under any of the Acquired Contracts. To Seller’s Knowledge, no event or condition has occurred or exists or is alleged to have occurred or to exist that constitutes or (with notice or the passage of time or both) would constitute a material default by any Person (other than Seller) or a basis of force majeure or other claim of Seller or any of its Affiliates of excusable delay, termination, nonperformance or accelerated or increased rights under such Acquired Contracts. To Seller’s Knowledge, except with respect to the failure to obtain any Third Party Consent required for the assignment of any Acquired Contract, the Transaction will not materially violate, result in a breach of or termination of any Acquired Contract.

Section 4.13 Regulatory Compliance.

(a) Seller holds all Permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the FDA promulgated thereunder, and similar Laws of any other similar Regulatory Authority required in connection with the Acquired Assets, including but not limited to, Seller’s Development, Manufacture, storage, distribution, import, and export of the Products (the “Acquired Assets Permits”). Seller is in compliance in all material respects with the terms of the Acquired Assets Permits. Seller has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, notices and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Regulatory Authority related to the Acquired Assets (“Acquired Assets Regulatory Filings”), and has timely paid all Taxes, fees and assessments due and payable in connection therewith. All such Acquired Assets Regulatory Filings complied in all material respects with applicable Law. All such Acquired Assets Regulatory Filings are included within the Acquired Governmental Authorizations.

(b) All preclinical and clinical studies or tests conducted by or on behalf of Seller related to the Acquired Assets have been conducted in compliance with applicable Law, rules, Regulatory Authority guidance, including the provisions of the FDA’s current good clinical practices regulations at 21 C.F.R. Parts 50, 54, 56 and 312 and the FDA’s current good laboratory practice regulations at 21 C.F.R. Part 58 and Laws and guidance restricting the use and disclosure of personal information, including but not limited to, individually identifiable health information. No clinical trial conducted by or on behalf of Seller has been terminated or suspended prior to completion for safety or other non-business reasons. Neither Seller nor, to Seller’s Knowledge, any Third Party on behalf of Seller, has received any notices (whether in writing or otherwise) or other correspondence (including any warning letter, untitled letter, 483 observations or similar notices) from the FDA, any other Regulatory Authority or any institutional review board or ethics committee (i) requiring the termination, suspension or material modification of any clinical or pre-clinical studies or tests relating to the Acquired Assets, or (ii) claiming that the ownership, operation, research, Development, Manufacture or use of the Acquired Assets is not in compliance with all applicable Laws, and, there is no action, proceeding or suit pending or, to Seller’s Knowledge, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall) relating to the foregoing. Seller has informed Buyer of all serious adverse drug reactions known to Seller and its Affiliates relating to the Acquired Assets or their use. With respect to all clinical trials conducted using the Products or ProNeura, (I) all such trials have been completed (whether by completion of the protocol or earlier wind down); (II) no study subjects have rights to, or have requested, ongoing supply of Product or ProNeura technology, (III) all payments have been made and there are no remaining payment obligations under any Contract with a Third Party regarding such trials (including any study site, investigator or contract research organization) and (III) there are no legal proceedings pending or, to Seller’s Knowledge, threatened with respect to claims arising from such trial. Seller has maintained reasonable insurance policies regarding clinical trials and products liability coverage, each of which is in full force and effect and has not been subject to any lapse in coverage.

(c) Seller has made all required registrations and filings with submissions to all Regulatory Authority related to Seller’s business. Seller has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy as set forth in Compliance Policy Guide Sec. 120.100, in each case, related to the Acquired Assets. As of the date of this Agreement, Seller is not the subject of any pending or threatened investigation related to the Acquired Assets by the (x) FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or (y) any other Regulatory Authority. None of Seller or any of its officers, employees, agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Law or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Law, in each case, in connection with activities related to the Acquired Assets.

(d) Seller’s Development, Manufacture, storage, distribution, import, and export of the Acquired Assets is, and at all times has been, in compliance in all material respects with all applicable Laws. There has not been any replacement, “dear doctor” letter, investigator notice, safety notice, warning letter, untitled letter, inspectional observation or other written notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Acquired Assets (each, a “Safety Notice”) conducted by or on behalf of Seller or, to Seller’s Knowledge, any Safety Notice conducted by or on behalf of any Third Party. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to any material actual, alleged, possible or potential action to enjoin Development, Manufacture, storage, distribution, import or export of the Acquired Assets. Seller has made available to Buyer copies of all complaints and notices of alleged defect or adverse reaction with respect to the Acquired Assets that have been received in writing by Seller.

(e) Seller is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority and related to the Acquired Assets.

(f) Seller is, and has been, in compliance with (i) all federal, state and local fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the FDCA; (iii) the Clinical Laboratory Improvement Amendments of 1988; (iv) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (v) the PHSA and the regulations of the FDA promulgated thereunder; (vi) Laws which are cause for exclusion from any federal health care program; and (vii) applicable requirements under any Permit or Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or other Regulatory Authority, including provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210 and 211 and those relating to investigational use, premarket approval and applications or abbreviated applications to market the Acquired Assets.

(g) All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA, Health Canada, or any other similar Regulatory Authority by Seller with respect to the Acquired Assets have been so filed, maintained or furnished and were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing).

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth a complete and correct list of all issued or registered Acquired Intellectual Property and applications for registration of Acquired Intellectual Property owned by Seller (“Registered Business IP”) and, specifying as to each such item, as applicable, the owner(s), jurisdiction of registration or application, the registration and/or application number and the date of registration and/or application.

(b) The Acquired IP Contracts set forth on Schedule 4.14(b) represent all of the Contracts to which Seller is party and that are related to the Acquired Intellectual Property and, except as set forth on Schedule 4.14(b), to Seller’s Knowledge no additional Contracts are necessary or useful for the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets as currently conducted.

(c) Except as set forth on Schedule 4.14(c), (i) Seller is the sole owner of all the rights, title and interest in the Acquired Intellectual Property, free and clear of any and all claims and any requirement of any past (if outstanding), present or future royalty, milestone or other contingent payments, or Encumbrances to the Acquired Intellectual Property, (ii) Seller has not transferred ownership of, or granted any license or right to use, or authorized the retention of any right or ownership interest in any Acquired Intellectual Property to any Person, (iii) to Seller’s Knowledge, no Third Party IP is included in or required to exploit the Acquired Intellectual Property as currently conducted or contemplated by Seller, and (iv) Seller does not hold any trademarks related to the Products and, to Seller’s Knowledge, there will be no impediment to Buyer’s use of any trademarks transferred to Buyer. To Seller’s Knowledge, Seller has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Seller and has made no misrepresentation in such applications.

(d) (i) the Acquired Intellectual Property is sufficient for the conduct of the Development, Manufacture and Commercialization of the Products post-Closing in substantially the same manner as conducted before Closing and (ii) constitutes all the rights, property and assets necessary to conduct in all material respects the Development, Manufacturing and Commercialization activities as currently conducted or contemplated by Seller.

(e) To Seller’s Knowledge, the execution, delivery and performance of this Agreement and the consummation of the Transaction will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by Buyer of any rights in any Acquired Intellectual Property or Third Party IP (defined below).

(f) Except as set forth on Schedule 4.14(f), to Seller’s Knowledge, neither the use or practice of the Acquired Intellectual Property relating to the Acquired Assets as currently used or practiced in the ordinary course of the ownership, Development and operation of the Acquired Assets infringes or misappropriates or otherwise violates, nor the use or practice of the Acquired Intellectual Property relating to the Acquired Assets as used or practiced in the ordinary course infringed or misappropriated or otherwise violated any rights in Intellectual Property of any Third Party (“Third Party IP”).

(g) Except as set forth on Schedule 4.14(g), to Seller’s Knowledge (i) the use, Manufacture or Commercialization of the Acquired Assets does not and will not, infringe, misappropriate or otherwise violate or conflict with any Third Party IP, and (ii) no claim, action, investigation or proceeding by or before any Governmental Entity is pending or, has been threatened claiming that the Manufacture or Commercialization of the Acquired Assets does or will infringe, misappropriate or otherwise violate or conflict with Third Party IP.

(h) There are no inventorship challenges, opposition or nullity proceedings or interferences that have been declared or commenced. Except as set forth on Schedule 4.14(h), no claim has been asserted to or is pending against Seller or any of its Affiliates and, to Seller’s Knowledge, there have not been any threatened claims or demands against Seller alleging that any aspect of the use or practice of the Acquired Intellectual Property or the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets as currently conducted infringes or misappropriates or would infringe the rights of others in or to any Third Party IP, or challenging the validity, enforceability, right to use or ownership of any Acquired Intellectual Property.

(i) Seller has not granted to any Third Party any license, ownership interest or right or option to or for the use of or under the Acquired Intellectual Property.

(j) Except as set forth on Schedule 4.14(j), there are no settlements, consents or Contracts, judgments or orders entered into by Seller with a Governmental Entity or imposed upon Seller by a Governmental Entity that restrict Seller’s rights to own or use any Acquired Intellectual Property or permit any Third Parties to use any Acquired Intellectual Property.

(k) Except as set forth on Schedule 4.14(k), to Seller’s Knowledge, no Acquired Intellectual Property was Developed in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under Contract with or using the funding or resources of any Governmental Entity, academic institution or other entity, or (iii) under any grants or other funding arrangements with Third Parties. Except as set forth on Schedule 4.14(k), to Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Acquired Intellectual Property, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller.

(l) (i) To Seller’s Knowledge, there is no, nor has there been any, infringement, misappropriation, or other violations by any Third Party of any Acquired Intellectual Property, and (ii) no such claims are pending or threatened by Seller against any Person with respect to the Acquired Intellectual Property.

(m) Seller has used best efforts and precautions to protect and maintain the Acquired Intellectual Property, including to establish and preserve the confidentiality, secrecy and ownership of all of the Acquired Intellectual Property for which it would be commercially reasonable to do so. No such Acquired Intellectual Property has been disclosed to any Person other than Seller’s Representatives who are bound by confidentiality provisions and no employee, officer, director, consultant or advisor of Seller is in violation of any material term of any employment Contract or any other Contract, or any restrictive covenant, relating to the right to use confidential information of others.

(n) Except as indicated on Schedule 4.14(n), all Registered Business IP (i) has been duly maintained and has not been cancelled, allowed to expire, surrendered, or abandoned, and payment of all applicable maintenance fees for such Registered Business IP has been made and is current; (ii) is registered and/or recorded in the name of Seller, is in full force, has been duly applied for, prosecuted and registered in accordance with applicable Laws (including disclosure to the United States Patent and Trademark Office of all material prior art references); (iii) has no filings, payments or similar actions that must be taken within 120 days of the date hereof for the purposes of obtaining, maintaining, perfecting or renewing such registration of Registered Business IP; (iv) has no unsatisfied past or outstanding maintenance or renewal obligation; and (v) has not been and is not involved in any inter panes review, opposition, cancellation, interference, reissue, reexamination or other similar proceeding. All Registered Business IP is subsisting and, except for any Registered Business IP that is a pending patent application, valid and enforceable.

(o) Except as set forth on Schedule 4.14(o), each Person who has or had access to any trade secrets or confidential information contained in the Acquired Intellectual Property is subject to a valid and binding written agreement requiring such Person to keep such information confidential. Each Person who has Developed or is or was involved in the development of any Acquired Intellectual Property owned or purported to be owned by Seller has signed a valid and binding agreement confirming that Seller owns such owned Acquired Intellectual Property.

(p) Except as set forth on Schedule 4.14(p), Seller has secured valid written present assignments from all consultants and employees who contributed to the creation or development of any Acquired Intellectual Property owned or purported to be owned by Seller and of the rights to such contributions.

(q) Schedule 4.14(q) sets forth the Development status of the Products.

Section 4.15 Taxes. Seller has timely filed all Tax returns required to have been filed by or with respect to Seller with respect to the Acquired Assets (and all such Tax returns were true, complete, accurate and correct in all material respects) and has paid to the appropriate Governmental Entity all Taxes due with respect to the Acquired Assets (whether or not shown on any Tax return); no deficiencies have been asserted with respect to Taxes with respect to the Acquired Assets that have not been settled or otherwise paid; and there are no ongoing or pending disputes, audits, requests for information, investigations, examinations, claims, Litigation, proceedings, controversies, assessments or collections by a Governmental Entity relating to Taxes or any Tax return of Seller with respect to the Acquired Assets (including claims or assertions made in writing by a Governmental Entity in a jurisdiction where Seller does not file that it is or may be subject to taxation in that jurisdiction). Seller has made all elections and filed all Tax return forms and schedules that are required for Buyer to receive the R&D Federal Income Tax Credits with respect to the Products.

Section 4.16 Inventory. The Inventories have been manufactured, handled, maintained, packaged and stored, as applicable, at all times in compliance in all material respects with applicable Law and current good manufacturing practices and are free of defects. Schedule 2.1(b) contains a complete and accurate list of the Inventories, including the quantity of each component, and sets forth the applicable shelf life for any active ingredients, and other raw materials included in the Inventories that have a shelf life.

Section 4.17 Product Liability. To Seller’s Knowledge, there are no (i) defects in design of the Products which would reasonably be expected to adversely affect performance or create a material risk of injury to persons or property, or (ii) citations, decisions, adjudications or statements by any Governmental Entity or consent decrees stating that any Products are defective or unsafe or fail to meet any standards promulgated by any such Governmental Entity.

Section 4.18 Compliance with Laws.

(a) Seller is, and has been, with respect to the Acquired Assets and Assumed Liabilities, in compliance in all material respects with all applicable Laws. Seller is not a party to, nor is subject to, non-compliance proceedings or the provisions of any material order of any Governmental Entity. No notice, citation, summons or order has been issued to Seller or any of its Affiliates, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and, to Seller’s Knowledge, no investigation or review is pending or, to Seller’s Knowledge, threatened against Seller by any Governmental Entity with respect to any alleged, actual, possible or potential violation, or failure to comply with by Seller of any Law applicable to the Acquired Assets or Assumed Liabilities.

(b) Schedule 2.1(f) sets forth all Permits held by Seller that are required in connection with the ownership, operation or Development of the Acquired Assets as currently owned, operated and Developed, each of which is valid and in full force and effect, and none of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the execution or delivery of this Agreement or the Transaction Documents. Except for the Acquired Assets Permits, there are no Permits, whether written or oral, necessary or required in connection with the ownership, operation or Development of the Acquired Assets as currently owned, operated and Developed. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to Seller’s Knowledge, threatened against Seller by any Governmental Entity with respect to any alleged, actual, possible or potential violation, failure to comply with, or failure to have, any Permit required in connection with the Acquired Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to the loss of or refusal to renew the Transferred Permits.

Section 4.19 Compliance with Anti-Bribery Laws.

(a) Neither Seller nor, to Seller’s Knowledge, any of its Representatives or Affiliates, or any other Person acting on behalf of Seller, has:

(i) made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a Third Party, to or for the use or benefit of any Official for the purpose of (a) unlawfully influencing any act, decision, or failure to act by an Official in their official capacity; or (b) inducing such Official to unlawfully use their influence with any Governmental Entity to affect any act or decision of the Governmental Entity in order to obtain, retain, or direct business or secure;

(ii) an improper advantage, in each case related to the Acquired Assets;

(iii) made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a Third Party, to another individual in exchange for (or as a reward for) improper performance of a relevant function or activity related to the Acquired Assets;

(iv) requested, accepted or agreed to accept a financial or other advantage, either directly or through a Third Party, in exchange for (or as a reward for) improper performance of a relevant function or activity related to the Acquired Assets; or

(v) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action related to the Acquired Assets that would violate any Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken.

(b) Seller maintains books, records, and accounts that, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that:

(i) its transactions related to the Acquired Assets are executed and its funds are expended in accordance with its management’s authorization;

(ii) its transactions related to the Acquired Assets are recorded as necessary to permit preparation of its financial statements in conformity with GAAP; and

(iii) access to the Acquired Assets is permitted in accordance with its management’s authorization.

(c) The ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets has been in compliance with all Anti-Bribery Laws to which the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets are subject, as applicable, and Seller has engaged only in lawful business practices, in each case, in all material respects.

Section 4.20 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, as of the Execution Date and as of the Closing Date, the following representations and warranties are true and correct:

Section 5.1 Organization; Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as conducted and proposed to be conducted. Buyer has all necessary power and authority to execute, deliver and perform this Agreement and the Transaction Documents to which it is a party. Buyer is in material compliance with all provisions of its organizational documents and by-laws, each as amended to date (the “Buyer Organizational Documents”).

Section 5.2 Authority; Binding Agreements. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Buyer have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 5.3 Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party will not (a) contravene any material provision of the Buyer Organizational Documents; (b) subject to compliance with Anti-Trust Laws, violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) require any authorization, consent, approval, filing, waiver, exemption or other action to be obtained, given or made, as applicable, by Buyer, which could reasonably be expected to have a Material Adverse Effect; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

Section 5.4 Litigation. There is no Litigation to which Buyer is a party which is pending or has been threatened in writing against Buyer which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transaction contemplated by this Agreement or any of the Transaction Documents. There are no material judgments or Governmental Orders outstanding against Buyer that could reasonably be expected to affect the Transaction contemplated by this Agreement or the Transaction Documents. There is no fact, event or circumstance that may give rise to any Litigation that would be described in the preceding sentences if currently pending or threatened.

Section 5.5 Brokerage. Except as set forth on Schedule 5.5, no agent, broker investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Buyer in connection with any of the transactions contemplated hereby.

Section 5.6 Covenants to Molteni. The capitalized terms used in this Section 5.6 are those that are defined in the Molteni Agreement, which definitions have been set forth on Schedule 5.6. Buyer acknowledges and agrees that it has no right to use the Product Equipment, or to cause DPT Laboratories, Inc. or Molteni to use the Product Equipment for its benefit. Further, Buyer covenants that it shall not:

(a) challenge the validity or enforceability of any of the Product Intellectual Property in the Product Territory;

(b) otherwise interfere with or dispute Molteni’s rights in any of the Product Intellectual Property, or Molteni’s right to make, have made, sell, commercialize, market, manufacture or develop the Product, in the Product Territory; or

(c) file, apply for or seek to register any intellectual property rights or other rights in the Product in the Product Territory or that otherwise conflict with the Product Intellectual Property.

ARTICLE VI
AGREEMENTS OF SELLER AND BUYER

Section 6.1 Technology Transfer; Regulatory Compliance.

(a) Technology Transfer. Within thirty (30) days post-Closing (as such period may be extended at the sole and absolute discretion of Buyer), Seller shall make available to Buyer, without limitation, the information, technology, documents, materials, tangible Know-How, and processes reasonably necessary or useful for the Development, Manufacture and Commercialization of the Products (the “Technology Transfer”). If any of the foregoing are later discovered by Seller and have not yet been provided to Buyer, Seller shall promptly (within five (5) Business Days following such discovery) notify Buyer and, upon Buyer’s request, transfer the same to Buyer.

(b) Regulatory Activities. Post-Closing, all decisions regarding the Acquired Assets and the conduct of regulatory activities with respect to the Acquired Assets shall be made by Buyer in its sole discretion.

(c) Safety Data. Post-Closing, Seller agrees to promptly provide to Buyer any safety data or information that it or any of its Affiliates receives relating to the Acquired Assets. Upon the request of either Party, the other Party agrees to enter into a safety data exchange agreement setting forth reasonable terms to govern the future exchange of relevant safety data between the Parties.

Section 6.2 Confidentiality and Non-Use.

(a) Seller acknowledges that it is in possession of Confidential Material. Seller shall, and shall cause each of its Affiliates and their respective Representatives to, (i) treat confidentially and not disclose all or any portion of such Confidential Material and use such Confidential Material solely for the purpose of fulfilling its obligations under this Agreement and the Transaction Documents and for no other purpose, in each case, following Closing. Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate Transaction (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If, post-Closing, Seller or any of its Affiliates or their respective Representatives are requested or required to disclose (after Seller has used its Commercially Reasonable Efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or Representative, to provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its Commercially Reasonable Efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Seller further agrees that, post-Closing, Seller and its Affiliates and Representatives, upon the request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to the Acquired Assets, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material; provided, however, that Seller or its Representatives shall be permitted to retain one archival copy of any Confidential Material for recordkeeping purposes and to evidence Seller’s compliance with this Agreement or applicable Law, and in addition, nothing in this Agreement shall require the alteration, modification, deletion or destruction of back-up tapes or other media made in the ordinary course of business.

(b) As to the subject matter of this Agreement, this Section 6.2 supersedes any confidential disclosure agreements between the Parties. Any confidential information of a Party under any such agreement relating to the subject matter of this Agreement shall be merged into this Agreement and treated as Confidential Material of such Buyer hereunder, subject to the terms of this Section 6.2.

Section 6.3 Restrictive Covenants.

(a) During the period beginning at Closing and ending on the twentieth (20th) anniversary of Closing (the “Restricted Period”), and except as permitted under the Granted Licenses, Seller covenants and agrees not to, and shall cause its Affiliates not to, directly or indirectly anywhere in the world, acquire or Develop, Manufacture, sell, license, sub-license, or otherwise pursue any compound or product or file any Intellectual Property related thereto, in each case with the intention of treating any disease targets of the Products or any other disease targeted by any of the Acquired Assets, or any implant containing any opioid (collectively, the “Non-Compete Field”), and shall not control, advise, enable, provide services to, fund, invest in or make a loan to, or guarantee the obligations of, any Third Party engaged in, or planning to engage in, any of the foregoing with respect to the Non-Compete Field. Prior to the commencement of any activities related to the manufacturing of any implant related to the Non-Compete Field, Seller is obligated to require any current or future manufacturer of the Excluded Assets (which, for the avoidance of doubt, shall only be those manufacturers permitted under Section 2.3) to enter into a restrictive covenants agreement with a term equal to or longer than the duration of such manufacturer’s engagement, including (i) provisions no less restrictive than those set forth in Section 6.2(a) with respect to Confidential Material (mutatis mutandis) requiring such manufacturer to maintain the confidentiality of all proprietary and confidential information disclosed to it in connection with the applicable engagement, and (ii) providing that such manufacturer shall not, and shall cause its Affiliates not to, directly or indirectly (in each case whether itself or by, through or for Third Parties) anywhere in the world develop, manufacture, sell or supply any implant containing or intended to contain (including implants for which Manufacturer has a reasonable belief will be used to contain) any opioid, in each case with any variations in terms approved by Buyer in its reasonable discretion. Seller will further bind any employee, licensee, assignee or acquirer of any Excluded Assets by restrictive covenants substantially similar to (and in any event no less restrictive than) the ones as set forth in this Section 6.3(a).

(b) Seller shall instruct its officers and directors, and shall cause its Affiliates to instruct their officers and directors, not to directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity), engage in conduct, oral or otherwise, that disparages or damages or would reasonably be expected to disparage or damage any Product, the ProNeura technology, or any of Buyer, its Affiliates or any of their respective current or former Representatives, holders of equity or debt investments, lenders, businesses, activities, operations or their respective reputations.

(c) Neither Seller nor any of its Affiliates will contest or challenge (and Seller shall require that any sublicensees under the Granted Licenses shall not contest or challenge), either directly or indirectly through any Third Party, in any patent office, court or other forum, the validity and enforceability of the Acquired Intellectual Property.

(d) As a material inducement to Buyer’s execution of this Agreement (without such inducement Buyer would not have entered into this Agreement), Seller acknowledges and agrees that the provisions and agreements set forth in this Section 6.3 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Acquired Assets. Seller shall not contest any of Buyer’s remedies at law for any breach or threat of breach of this Section 6.3 by Seller or any of its Affiliates. Buyer shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Section 6.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at law or equity, as well as all costs and attorneys’ fees it incurs in enforcing the provisions contained in this Section 6.3. The covenants contained in this Section 6.3 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder, and the existence of any claim Seller may have against Buyer under any other provision of this Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions contained in this Section 6.3. Seller further agrees that should it violate any provisions contained in this Section 6.3, the Restricted Period shall extend for an additional time period that is equal to the term of such violation so that Buyer is provided with the full benefit of the restrictive period set forth in this Section 6.3.

(e) If any of the provisions contained in this Section 6.3 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it with respect to such jurisdiction, only to the extent necessary so as to be valid and enforceable to the extent compatible with the applicable Law of such jurisdiction.

Section 6.4 Tax Filings and Assistance. To the extent not inconsistent with this Agreement, Seller and Buyer will (a) each provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Tax return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period.

Section 6.5 Transfer Taxes. All excise, transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document (collectively, “Transfer Taxes”) shall be borne 100% by Seller. For the avoidance of doubt, Transfer Taxes shall not include franchise Taxes or Taxes based on income or gross receipts. Seller shall file all necessary Tax returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Buyer shall join in the execution of any Tax returns and other documentation pertaining to Transfer Taxes and shall use Commercially Reasonable Efforts to minimize the incidence and magnitude of any Transfer Taxes.

Section 6.6 Straddle Periods. All property and ad valorem Taxes and assessments on the Acquired Assets for any taxable period that begins on or before Closing, but ends after the Closing date (a “Straddle Period”) shall be prorated between Buyer and Seller, as of the close of business on the Closing date based on the best information then available, with (a) Seller being liable for such Taxes attributable to any portion of a Straddle Period ending prior to or on the Closing date, and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Period that occurs post-Closing. Information available after the Closing date that alters the amount of property Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Buyer and Seller. All prorations under this Section 6.6 shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing date and items related to the portion of a Straddle Period beginning post-Closing shall be allocated to Buyer based upon the number of days in the Straddle Period after the Closing date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing date, be paid on the Closing date or, if not able to be calculated on or prior to the Closing date, be calculated and paid as soon as practicable thereafter.

Section 6.7 Notification. Post-Closing, Seller shall immediately notify Buyer in writing of:

(a) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, any agreements contemplated by this Agreement;

(b) any event, condition, fact or circumstance that occurs, arises or exists on the Closing date and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to Closing;

(c) any breach of any covenant or obligation of Seller under this Agreement, any agreements contemplated by this Agreement;

(d) any event, condition, fact or circumstance that has made, could reasonably be expected to make, or is likely to make, the timely satisfaction of any condition set forth in this Agreement impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect;

(e) receipt of any correspondence with any Regulatory Authority; and

(f) (i) any notice or other communication from any Third Party alleging that the consent or approval of such Third Party is or may be required in connection with the Transaction(s) contemplated by this Agreement; and (ii) any claim threatened, commenced or asserted against or with respect to Seller or the Transaction(s) contemplated by this Agreement.

No notification given to Buyer pursuant to this Section 6.7 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Seller, or any of the rights of Buyer, contained in this Agreement.

Section 6.8 Regulatory Matters.

(a) Government Communications. For a period of two (2) years following Closing, Seller shall notify Buyer of the occurrence and content of any material communication between Seller on the one hand, and any Governmental Authority (including the FDA and Health Canada) on the other hand, concerning the Products, the Regulatory Approvals or the Transferred Clinical Trial Authorizations (including communications relating to the transfer thereof to Buyer), whether written or oral, as soon as reasonably practicable, but in no event later than three (3) Business Days after the receipt of such communication, and shall promptly provide Buyer with copies of all written communications and materials related thereto. Seller shall obtain Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) prior to finalizing and making any regulatory filings or submissions to any Governmental Authority or providing any response to communications from a Governmental Authority relating to the Products, the Regulatory Approvals and the Transferred Clinical Trial Authorizations.

(b) Transfer Documents. The Parties shall cooperate to enable Buyer to prepare and submit all appropriate and necessary documentation to transfer to Buyer all other Transferred Regulatory Materials.

(c) Regulatory Transfer Documents. Within three (3) Business Days following Closing, Buyer shall provide Seller evidence of the submission to the FDA by Buyer of the Titan Regulatory Transfer Documents and the Fedson Regulatory Transfer Documents, which documents shall be effective as of the Closing date

Section 6.9 Tail Policy. After the Closing for the period required under Section 3.7 and at Buyer’s expense, Seller shall list and maintain Buyer as an additional insurred and, upon notice from Buyer, shall name any Affiliate of Buyer and/or acquirer of all, or substantially all, of the business or assets of Buyer or other successor in interest as an additional insured under the Tail Policy. Seller shall provide evidence of current coverage under the Tail Policy to Buyer upon request. For the avoidance of doubt, the costs associated with the Tail Policy shall remain subject to the respective allocations of Buyer and Seller as set forth in Section 3.7.

Section 6.10 No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller and its Affiliates shall not, and shall cause their respective Representatives (including without limitation investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Buyer and its Representatives, concerning any sale of all or a significant portion of the Acquired Assets (each such transaction being referred to herein as a “Proposed Acquisition Transaction”). Seller and its Affiliates shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller or any of its Affiliates or subsidiaries for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. Notwithstanding the foregoing, prior to the Closing Seller may (A) provide access to its properties and Books and Records in response to a request therefor by a corporation, partnership, person or other entity or group which has made an unsolicited bona fide written proposal regarding a Proposed Acquisition Transaction; (B) engage in any negotiations or discussions with any corporation, partnership, person or other entity or group which has made an unsolicited bona fide written proposal regarding a Proposed Acquisition Transaction; or (C) continue any ongoing discussions or negotiations with, provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group with which Seller has had prior discussions or negotiations with concerning any sale of all or a significant portion of the Acquired Assets; if and only to the extent that prior to taking any of the actions set forth in clauses (A), (B) or (C) with respect to a Proposed Acquisition Transaction, (x) Seller’s Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would violate the fiduciary duties of Seller’s Board of Directors under applicable law and that such Proposed Acquisition Transaction constitutes or is reasonably likely to result in a Superior Proposal from the party that made the proposal for a Proposed Acquisition Transaction, and (y) Seller shall have informed Buyer promptly following the taking by it of any such action. Seller shall notify Buyer promptly (orally and in writing) if any written proposal for a Proposed Acquisition Transaction, or any inquiry or contact with any person with respect thereto, is made and shall provide Buyer with a copy of such offer and shall keep Buyer informed of the status of any negotiations regarding such offer. Nothing contained in this Agreement shall prohibit Seller or Seller’s Board of Directors from taking and disclosing to Seller’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934, as amended, or from making any disclosure required by applicable law with regard to a Proposed Acquisition Transaction. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party. Seller shall immediately notify Buyer if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction. To the extent any such Proposed Acquisition Transaction constitutes a Superior Proposal, Seller shall provide Buyer with an opportunity for a period of thirty days to match the terms of such Superior Proposal.

Section 6.11 Conduct of Operations. During the period from the Execution Date until the Closing Date (or the earlier termination of this Agreement), Seller shall conduct operations with respect to the Acquired Assets in the ordinary course of business, consistent with past practices except as expressly permitted by this Agreement and Seller shall use best efforts to maintain and preserve the value of the Acquired Assets. Without limiting the foregoing, Seller shall not sell, transfer, pledge, mortgage, encumber or otherwise dispose of any of the Acquired Assets.

ARTICLE VII
INDEMNIFICATION; LIMITATIONS

Section 7.1 Survival; Expiration. Notwithstanding any investigation made by or on behalf of any Party hereto prior to, on or after the Closing date, all of the representations and warranties contained in this Agreement (including the Schedules and Exhibits hereto) and in any other Transaction Document shall survive for a period of two (2) years following the Closing date (the “Expiration Date”), except that (a) the Expiration Date for the representations and warranties contained in Section 4.13, Section 4.16, and Section 4.17 shall survive for the applicable statute of limitations period plus sixty (60) days, and (b) there shall be no Expiration Date for: (i) the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.7, Section 4.11, Section 4.14, Section 5.1, Section 5.2, Section 5.5 and Section 5.5; (ii) any representations and warranties, covenants, obligations or undertakings of Seller or D. Leslie set forth herein with respect to the D. Leslie Legal Matter (the “Fundamental Representations”); (iii) the representations and warranties underlying any claims arising from, in connection with, or related to any fraud, willful misconduct, or fraudulent misrepresentation; and (iv) representations or warranties subject to an indemnification claim delivered prior to the applicable Expiration Date will survive until such claim is finally resolved in accordance with this Agreement. The covenants, agreements and obligations of the Parties shall survive until fully performed and discharged, unless otherwise expressly provided herein. It is the express intent of the Parties to extend the applicable statute of limitations under Delaware Law with respect to claims relating to a breach of representations and warranties contained in this Agreement (and the remedies hereunder with respect thereto) to the applicable date provided in this Section 7.1. Each Party shall give prompt written notice, but in no event less than sixty (60) days after obtaining the information in (y) or (z), reasonably describing to the other Party of (y) any event, circumstance or condition that constitutes a breach of, or makes inaccurate, any representation and warranty of such Party hereunder, or (z) the non-fulfillment of any covenant, agreement or obligation of such Party hereunder. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure.

Section 7.2 Indemnification by Seller. Seller shall indemnify Buyer, its Affiliates, its and their respective directors, officers, employees, consultants and agents, and its and their respective successors, heirs and assigns (the “Buyer Indemnified Parties”), in respect of, and hold each of them harmless and defend them against, all Liabilities, judgments, claims, settlements, losses, damages, fees, Taxes, penalties, obligations and expenses (including attorneys’ fees and expenses and costs and expenses of investigation) (collectively, “Damages”) incurred or suffered by them resulting from, relating to or constituting:

(a) any inaccuracy or breach of any representation or warranty of Seller contained in this Agreement or the other Transaction Documents;

(b) any failure to perform any covenant or agreement of Seller contained in this Agreement or the other Transaction Documents;

(c) any Excluded Assets or Excluded Liabilities;

(d) any claims by any current or former stockholder of Seller; which, for avoidance of doubt shall not include any claims from D. Leslie in connection with his standing as a current or former stockholder of Seller;

(e) any claims arising under or in connection with any Indebtedness of Seller;

(f) any claims arising under or in connection with Seller’s practice of the Granted Licenses (including itself or by any sublicensee) including the making, using or selling of TP-2021; or

(g) to the extent relating to use of the Acquired Assets, the Development or Commercialization of any Product or ProNeura technology by or on behalf of Seller or its Affiliates, or their respective licensees, contractors, distributors or agents, or their respective heirs, successors or assigns, prior to the Effective Date.

Section 7.3 Indemnification by Buyer. Buyer shall indemnify Seller, its Affiliates, its and their respective directors, officers, employees, consultants and agents, and its and their respective successors, heirs and assigns, and, with respect to the D. Leslie Legal Matter each and every D. Leslie Defendant (each, a “Seller Indemnified Party”), in respect of, and hold each of them harmless and defend them against, all Damages incurred or suffered by them thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or other Transaction Documents;

(b) any failure to perform any covenant or agreement of Buyer contained in this Agreement or other Transaction Documents;

(c) subject to the terms of this Agreement, any Assumed Liabilities; or

(d) the D. Leslie Legal Matter.

Section 7.4 Indemnification Claims and Dispute Resolution.

(a) Third Party Actions. A Person seeking indemnification under ARTICLE VII (the “Indemnified Party”) shall give written notification to the Party from which recovery is sought (the “Indemnifying Party”) of the commencement of any Third Party Action. Such notification shall be given within sixty (60) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party ) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damage or Liability caused by or arising out of such failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other Liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this ARTICLE VII, and (B) the potential Damages are less than or equal to the amount of Damages for which the Indemnifying Party is liable under this ARTICLE VII; and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action that (A) is asserted directly by or on behalf of a Person that is a supplier, vendor or customer of Buyer, or any other Person that has a business relationship with Buyer, or any Governmental Entity, (B) seeks an injunction or other equitable relief against the Indemnified Party, or involves criminal allegations, or (C) otherwise involves any claim that, in the judgment of Buyer, may adversely affect it or any Affiliate other than as a result of monetary damages for which it would be entitled to relief under this Agreement. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The non-controlling Party may participate in such defense at its own expense. The controlling Party shall keep the non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling Party with respect thereto. The non-controlling Party shall furnish the controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if the Indemnified Party controls the defense of such Third Party Action pursuant to the terms hereof. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further Liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Other Claims.

(i) In order to seek indemnification under this ARTICLE VII other than in connection with a Third Party Action, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a response, in which the Indemnifying Party shall: (A) agree that the Indemnified Party is entitled to receive all of the claimed amount (in which case the response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the claimed amount, by check or by wire transfer), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the claimed amount, or (C) Dispute that the Indemnified Party is entitled to receive any of the claimed amount.

(ii) During the thirty (30)-day period following the delivery of the response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Indemnifying Party and the Indemnified Party shall resolve the Dispute in accordance with Section 9.12.

Section 7.5 Benefit of Bargain. The representations, warranties and covenants of Seller, and the Buyer Indemnified Parties’ rights to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer or any other Buyer Indemnified Party (including by any of their advisors, consultants or Representatives) or by reason of the fact that Buyer or any other Buyer Indemnified Party or any of their advisors, consultants or Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

Section 7.6 Right to Set-Off.

(a) Without limiting any other rights or remedies available to Buyer, upon notice to Seller, Buyer may set-off the amount of any Damages incurred, suffered or finally determined, to which any Buyer Indemnified Party claims to be entitled from Seller against any amounts payable by Buyer under this Agreement or any of the Transaction Documents (including without limitation, the Escrow Amount and any Milestone Payments or Royalty). Buyer may exercise in good faith such right of setoff only if the amount of Damages has been incurred, suffered or finally determined. Neither the exercise of, nor the failure to exercise, any right of setoff or right to seek recovery from any collateral by Buyer will constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available to Buyer or any other Person. For the avoidance of doubt: (i) Buyer may seek indemnification for any claim under Section 7.2 directly from Seller without the need for any set-off or reservation under this Section 7.6; and (ii) notwithstanding any set-off or reservation in accordance with this Section 7.6, Seller shall remain liable in accordance with this Agreement for any amounts that are not recovered by Buyer pursuant to such right of set-off or reservation and for which Seller is otherwise liable pursuant to any provision of this Agreement.

(b) Without limiting the foregoing, Buyer shall be entitled to offset any Damages incurred for Product Liability claims arising or resulting from Products manufactured or sold prior to the Closing from the Escrow Amount, any Milestone Payments and Royalty payments (including, without limitation, Damages payable to Seller pursuant to Section 7.3(c)). Such offset from the Escrow Amount, Milestone Payments and Royalty payments shall be Buyer’s sole and absolute remedy from Seller for any Damages incurred for Product Liability claims arising or resulting from Products manufactured or sold prior to the Closing (including, without limitation, Damages payable to Seller pursuant to Section 7.3(c)); provided, however, that the foregoing limitation shall not apply to Damages incurred for Product Liability claims arising or resulting from Products manufactured or sold prior to the Closing as a result of Seller’s fraud, willful misconduct, or fraudulent misrepresentation under this Agreement.

Section 7.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.8 Certain Limitations. Seller shall not be liable to the Buyer Indemnified Parties for indemnification under Section 7.2 until the aggregate amount of all Damages in respect of indemnification under Section 7.2(a) exceeds USD 25,000 (Twenty Five Thousand United States Dollars) (the “Basket”), in which event Seller shall be required to pay or be liable for all such Damages from the first dollar.

Section 7.9 Remedy. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REMEDIES PROVIDED IN THIS ARTICLE VII SHALL BE THE EXCLUSIVE MONETARY REMEDIES OF THE PARTIES AND THEIR SUCCESSORS AND ASSIGNS AFTER THE CLOSING WITH RESPECT TO THIS AGREEMENT, EXCEPT FOR (A) ACTIONS FOR SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE RELIEF, INCLUDING TO ENFORCE THE RESTRICTIVE COVENANTS, (B) CLAIMS FOR FRAUD, WILLFUL MISCONDUCT (INCLUDING CRIMINAL ACTIVITY), OR INTENTIONAL misrepresentation, IN WHICH CASE THE OTHER PARTY(IES) SHALL HAVE ALL RIGHTS AND REMEDIES AVAILABLE TO THEM UNDER THIS AGREEMENT AND AVAILABLE AT LAW OR IN EQUITY, (C) CLAIMS FOR SELLER’S WILLFUL AND INTENTIONAL OR GROSSLY NEGLIGENT MISAPPROPRIATION OF INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION INCLUDED WITHIN THE ACQUIRED ASSETS AND (D) CLAIMS IN CONNECTION WITH THE GRANTED LICENSES (INCLUDING BREACH OF THE TERMS OF THIS AGREEMENT RELATING THERETO AND MISCONDUCT BY SELLER’S SUBLICENSEES).

ARTICLE VIII
TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) By mutual written consent of Buyer and Seller;

(b) By either Party if the Closing shall not have occurred on or before the Outside Closing Date; provided, however, that (i) this right to terminate this Agreement shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of such consummation to occur on or before such date, and (ii) that either Buyer or Seller may extend the Outside Closing Date by an additional 10 Business Days in the event the transactions contemplated by this Agreement have not been consummated on or before the Outside Closing Date and such Party is working in good faith to satisfy the applicable conditions specified in Section 3.2;

(c) By Buyer or Seller, if, to the extent required under applicable Law or Seller Organizational Documents, Seller’s stockholders vote not to approve the transactions contemplated by this Agreement at a duly convened special meeting of stockholders called for the purpose of approving such transactions (or any adjournment or postponement thereof); provided, however, should the initial vote not result in approval of the transactions, Seller is granted the option to reconvene the special meeting for a repeat vote within no later than the later of (X) 30 days following the initial vote, or, (Y) such later date which is is no later than 5 Business Days following such date which is the date representing the earliest possible for the reconvening the special meeting for a repeat vote as required under applicable Law (or applicable exchange listing requirement) or Seller Organizational Documents ; or

(d) By Seller, if prior to the Closing and after compliance in all material respects with the applicable provisions of Section 6.10, Seller elects to enter into a binding agreement with respect to a Superior Proposal.

Section 8.2 In the Event of Termination. In the event of termination of this Agreement:

(a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b) The provisions of Section 6.2 shall continue in full force and effect;

(c) Buyer agrees, in consideration of Seller entering into this Agreement, that in the event that Seller terminates this Agreement in accordance with Section 8.1(b) as a result of the conditions to Seller’s obligations to close specified in Section 3.2(b) not having been satisfied (provided that at such time all of the conditions to Buyer’s obligation to close specified in Article VIII have been satisfied by Seller or validly waived), Buyer shall, within two (2) days after such termination, pay Seller an amount equal to the Termination Fee; and

(d) Seller agrees, in consideration of Buyer entering into this Agreement, that in the event that (A) Buyer terminates this Agreement in accordance with Section 8.1(b) as a result of the conditions to Buyer’s obligations to close specified in Section 3.2(a) not having been satisfied (provided that at such time all of the conditions to Seller’s obligation to close specified in Article VIII have been satisfied by Buyer or validly waived), or (B) Seller terminates this Agreement in accordance with Section 8.1(c) or (d) prior to the Outside Closing Date, Seller shall, within two (2) days after such termination, pay Buyer an amount equal to the Termination Fee.

ARTICLE IX
GENERAL

Section 9.1 Entire Agreement. This Agreement, the Schedules, the Transaction Documents, and the Exhibits attached hereto and thereto set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter.

Section 9.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware (without giving effect to principles of conflicts of Laws that would require the application of any other Law).

Section 9.3 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes (a) as documented in a delivery receipt if sent by international express delivery service or (b) upon delivery if delivered personally. Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

Buyer:

FEDSON, Inc.

1544 Riverview CIR E

Ripon, CA 95366

Attention: Alan Garvin

Email: [****]

with a copy, which copy shall nevertheless not be deemed notice, to:

Wiggin and Dana LLP

437 Madison Avenue, FL 35

New York, NY 10022

Attention: Giuseppe Scaravilli

Facsimile: (917) 332-3824

Email: [****]

Seller:

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd., Suite 505

South San Francisco, CA 94080

with a copy, which copy shall nevertheless not be deemed notice, to:

ABZ Law Office

15 Yad Harutzim St

Jerusalem 9342152 Israel

Attention: Avraham Ben-Tzvi, Attorney

Email: [****]

Section 9.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets to which this Agreement relates, whether by merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights or obligations under this Agreement will, in a writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 9.4 will be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

Section 9.5 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 9.6 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

Section 9.7 Counterparts. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatories to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., https://rightsignature.com/), will have the same effect as physical delivery of the paper document bearing an original signature.

Section 9.8 Public Announcements. Either Party may make any public disclosure relating to the subject matter of this Agreement that it believes in good faith is required by applicable Law, regulation or stock market rule; provided, however, that the disclsoing Party shall use Commercially Reasonable Efforts to provide the other Party with notice of the contents of each such public disclosure at least five (5) days prior to issuing such public disclosure, and shall consider in good faith any comments provided by the other Party prior to making such public disclosure. Except as contemplated by the prior sentence, each Party must get the prior approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, prior to making any public announcement, or issuance of a press release, relating to the transactions contemplated by this Agreement.

Section 9.9 No Third Party Beneficiaries. Except as set forth in ARTICLE VII hereof, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

Section 9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties authorized representatives. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

Section 9.11 Expenses. Except as otherwise specified in this Agreement, each Party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the Transactions. In the event of a lawsuit, arbitration, or other legal proceeding arising out of or related to this Agreement, the non-prevailing Party shall reimburse the prevailing Party, on demand, for its reasonable attorneys’ fees and costs, including those for in-house counsel, those incurred in litigating entitlement to attorneys’ fees and costs, and those incurred in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable “costs” to which the prevailing Party is entitled to recover shall include costs that are taxable under any applicable Law or guideline, as well as non-taxable costs, including costs of investigation, copying costs, electronic discovery costs, electronic research costs, telephone charges, mailing and delivery charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether, in each case, such cost is otherwise taxable or non-taxable.

Section 9.12 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE TRANSACTIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PARTIES AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH THE NOTICES SECTION HEREIN, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER ANY PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS.

Section 9.13 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) such invalidity, illegality or unenforceability shall not affect any other provision hereof or such provision to any other Person or circumstance or in any other jurisdiction, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 9.14 Specific Performance. The Parties each acknowledge and agree that the other Party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by such breaching Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties agree that, in addition to any other right or remedy to which a Party may be entitled at law or in equity, such Party shall be entitled to enforce any and/or all provision(s) of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.

Section 9.15 Interpretation.

(a) Words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to an Article, Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires. The word “or” is used in the inclusive sense typically associated with the phrase “and/or”, unless the context otherwise requires. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it irrespective of the use of the phrase “without limitation” or similar phrases in any provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall”. All references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on any day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. All references to “Dollars” in this Agreement shall refer to United States Dollars.

(b) This Agreement has been prepared jointly and will not be strictly construed against either Party.

(c) Information set forth in one part of the Schedules shall be deemed to be disclosed with respect to other parts of the Schedules if and solely to the extent that application to such other parts is readily apparent from the face of such disclosure (without reference to or analysis or review of any underlying documents, instruments or information). Notwithstanding the foregoing or any other provision of this Agreement or the Schedules to the contrary, nothing in the Schedules shall be adequate to disclose.

(d) an exception to a representation or warranty unless the applicable schedule to the Schedules expressly identifies the exception and describes the relevant facts in reasonable detail.

[Signature Page Follows; The Remainder of This Page is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

TITAN PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ David E. Lazar
Name:	David E. Lazar
Title:	Chief Executive Officer

FEDSON, INC.
a Delaware corporation

By:	/s/ Alan Garvin
Name:	Alan Garvin
Title:	Chief Executive Officer

Schedule 2.1(a)

Non-Transferable Licenses

Schedule 2.1(b)

Inventories

Schedule 2.1(c)

Acquired Contracts

Schedule 2.1(d)

Acquired Governmental Authorizations

Schedule 2.1(e)

Intellectual Property

Schedule 2.1(f)

Permits

Schedule 2.1(j)

Vouchers

Schedule 2.1(l)

Product Assets

Schedule 2.1(m)

ProNeura Assets

Manufacturing equipment

Schedule 2.2

Excluded Assets

Schedule 2.3(a)

Limitations to Granted License

Schedule 2.4

Assumed Liabilities

Schedule 2.4

Excluded Liabilities

Schedule 3.2(b)(iv)

D. Leslie Legal Matter and Form of Waiver and Release

Schedule 3.3

Consents

Schedule 4.3

Conflicts; Consents

Schedule 4.4

Certain Changes

Schedule 4.5

Governmental Filings

Schedule 4.12

Deferred Contractual Payments

Schedule 4.14(a)

Acquired Intellectual Property

Schedule 4.14(b)

Acquired IP Contracts

Schedule 4.14(c)

Excluded Intellectual Property

Schedule 4.14(f)

Intellectual Property Infringement

Schedule 4.14(g)

Third Party IP Infringement

Schedule 4.14(h)

Intellectual Property Proceedings

Schedule 4.14(j)

Restrictions of IP Use

Schedule 4.14(k)

IP Formation/Ownership Disclosure

Schedule 4.14(n)

Registered Business IP Matters

Schedule 4.14(o)

Persons with IP Access without Confidentiality Agreements

Schedule 4.14(p)

Persons without IP Assignments

Schedule 4.14(q)

Product Development Status

Schedule 5.8

Molteni Definitions

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

Exhibit B

IP Assignment Agreement

Exhibit C

Escrow Agreement

Exhibit D

Form of Third Party Consent to Assignment